Exhibit 99.3

DXC Technology Company

TENDER OF ALL OUTSTANDING

2.875% Senior Notes due 2020 in Exchange for 2.875% Senior Notes due 2020 That Have Been Registered Under the Securities Act of 1933

4.250% Senior Notes due 2024 in Exchange for 4.250% Senior Notes due 2024 That Have Been Registered Under the Securities Act of 1933

4.750% Senior Notes due 2027 in Exchange for 4.750% Senior Notes due 2027 That Have Been Registered Under the Securities Act of 1933

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON

[                ], 2017, UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS IN THE

EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 11:59 P.M.,

NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders, Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer by DXC Technology Company (f.k.a. Everett SpinCo, Inc.), a Nevada corporation (the “Company”), to exchange new 2.875% Senior Notes due 2020 (the “New 2020 Notes”), 4.250% Senior Notes due 2024 (the “New 2024 Notes”) and 4.750% Senior Notes due 2027 (the “New 2027 Notes” and, together with the New 2020 Notes and New 2024 Notes, the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement of which the Prospectus is a part, for a like principal amount of its 2.875% Senior Notes due 2020 (the “Old 2020 Notes”), 4.250% Senior Notes due 2024 (the “Old 2024 Notes”) and 4.750% Senior Notes due 2027 (the “Old 2027 Notes” and, together with the Old 2020 Notes and Old 2024 Notes, the “Old Notes”), upon the terms and subject to the conditions set forth in the prospectus, dated [                ], 2017 (the “Prospectus”), and the related Letter of Transmittal (which together constitute the “exchange offer”).

Enclosed herewith are copies of the following documents:

1. Prospectus dated [                ], 2017;

2. Letter of Transmittal;

3. Letter that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee; and

4. Letter that may be sent from your clients to you with such clients’ instruction with regard to the exchange offer (included in item 3 above).

We urge you to contact your clients promptly. Please note that the exchange offer will expire on the Expiration Date unless extended. The exchange offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Prospectus, each holder of Old Notes will represent to the Company that:

•	neither the holder nor any such other person is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act;

•	the holder is not participating in, and has no arrangement with any person to participate in, a distribution of New Notes (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•	the holder is not engaged in, and does not intend to engage in, the distribution of the New Notes; and

•	the New Notes acquired in exchange for Old Notes pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such New Notes.

If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it acknowledges that it will deliver a prospectus in connection with any resale of such New Notes and you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for New Notes were acquired by it as a result of market-making activities or other trading activities. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes, such broker-dealer is not deemed to admit it is an “Underwriter” within the meaning of the Securities Act.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of Old Notes pursuant to the exchange offer. The Company will not pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it.

Additional copies of the enclosed materials may be obtained from the exchange agent, U. S. Bank National Association, at 111 Fillmore Avenue St. Paul, MN 55107-1402 Attn: Specialized Finance, Tel: 651-466-7150, email: escrowexchangepayments@usbank.com.

Very truly yours,

DXC Technology Company

2